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                                                                  EXHIBIT (A)(7)

[COMPANY LOGO]

FOR IMMEDATE RELEASE
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Contacts:
Armando Yanes
CANTV
011-58-212-500-4739

Paul Caminiti/Hugh Burns/Jonathan Gasthalter
Citigate Sard Verbinnen
(212) 687-8080

                CANTV BOARD CALLS SPECIAL SHAREHOLDER MEETING TO
              DISCUSS EXTRAORDINARY DIVIDEND AND SHARE REPURCHASE

         Caracas, Venezuela and New York, New York - October 7, 2001 - Compania Anonima Nacional Telefonos de Venezuela (CANTV) (Caracas: TDV; NYSE: VNT) today announced that its Board of Directors has called a Special Shareholder Meeting to be held on October 24, 2001 for the purposes of considering the distribution of an extraordinary dividend and to approve a share repurchase program.

         In addition, the Board also authorized the Company to create a trust for the purpose of purchasing up to 5.5% of its outstanding Class C common stock. All Class C shares repurchased under this new trust will be available for sale to employees under the terms and conditions of a new Benefits Plan for CANTV employees.

         CANTV also announced that the Board had authorized the repurchase of up to an additional 2% of its outstanding Class C common stock under Fondo de Excelencia, an existing trust created for the purpose of granting Class C shares to employees.

IMPORTANT INFORMATION

YOU SHOULD READ CANTV'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHEN IT IS FILED WITH THE SEC BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE SOLICITATION/RECOMMENDATION STATEMENT, AND ANY OTHER FILINGS WITH THE SEC CONTAINING INFORMATION ABOUT CANTV, WITHOUT CHARGE, AT THE SEC'S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF ANY FILINGS CONTAINING INFORMATION ABOUT CANTV CAN ALSO BE OBTAINED, WITHOUT CHARGE, BY DIRECTING A REQUEST TO COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA, AVENIDA LIBERTADOR, CENTRO NACIONAL DE


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TELECOMINICACIONES, NUEVO EDIFICIO ADMINISTRATIVO, PISO.1, APARTADO POSTAL 1226,
CARACAS, VENEZUELA 1010, ATTENTION: INVESTOR RELATIONS.

About CANTV

CANTV is a full service telecommunications provider in Venezuela with 2.6 million access lines in service, 1.9 million cellular subscribers and 303,000 Internet users as of June 30, 2001. CANTV was privatized in December 1991 when VenWorld Telecom, C.A., a consortium led by GTE Corporation (currently Verizon Communications Inc.), originally acquired 40% of CANTV's equity share capital, as well as operating control, from the Venezuelan Government.